SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Amendment No. 1

FORM U5S/A

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2000

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

10 Lafayette Square, Buffalo, N.Y. 14203

EXHIBITS
   A.    *(1)   Annual Report on Form 10-K for fiscal year ended September 30,
                2000 filed December 15, 2000 (File No. 1-3880).

          (2)   National Fuel Gas Company 2000 Annual Report to Shareholders
                (paper copy submitted under cover of Form SE).

         *(3)   National Fuel Gas Company Proxy Statement, dated and filed
                January 29, 2001 (File No. 1-03880).

   B.      Articles of Incorporation, By-Laws and Partnership Agreements.

          (1)   National Fuel Gas Company

                   *i   Restated Certificate of Incorporation of National Fuel
                        Gas Company, dated September 21, 1998 (Exhibit 3.1,
                        Form 10-K for fiscal year ended September 30, 1998 in
                        File No. 1-3880).

                   ii   National Fuel Gas Company By-Laws as amended on June 15,
                        2000. Designated as Exhibit EX-99-1 for EDGAR purposes.

          (2)   National Fuel Gas Distribution Corporation

                   *i   By-Laws, as amended March 11, 1998. (Exhibit (2)i,
                        designated as Exhibit EX-99-1 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1999.)

                  *ii   Restated Certificate of Incorporation of National Fuel
                        Gas Distribution Corporation, dated May 9, 1988 (Exhibit
                        B-1 in File No. 70-7478).

          (3)   National Fuel Gas Supply Corporation

                   *i   By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal
                        year ended September 30, 1989).

                  *ii   Articles of Incorporation of United Natural Gas Company,
                        dated February 1, 1886 (Exhibit (3)ii, Form U5S for
                        fiscal year ended September 30, 1984).

                 *iii   Certificate of Merger and Consolidation dated January 2,
                        1951 (Exhibit (3)iii, Form U5S for fiscal year ended
                        September 30, 1984).

                  *iv   Joint Agreement and Plan of Merger, dated June 18, 1974
                        (Exhibit (3)iv, Form U5S for fiscal year ended
                        September 30, 1987).

                   *v   Certificate of Merger and Plan of Merger of Penn-York
                        Energy Corporation and National Fuel Gas Supply Corporation
                        dated April 1, 1994 (Exhibit (3)v, designated as Exhibit
                        EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

          (4)   Leidy Hub, Inc. (Formerly Enerop Corporation)

                   *i   By-Laws (Exhibit A-15, File No. 70-7478).

                  *ii   Restated Certificate of Incorporation of Enerop
                        Corporation dated October 15, 1993. (Exhibit (4)ii,
                        designated as Exhibit Ex-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999).

                 *iii   Action by Board of Directors to amend the By-Laws dated
                        October 10, 1993 (Exhibit (4)iii, designated as Exhibit
                        EX-3 for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1993).

          (5)   Seneca Resources Corporation

                   *i   By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal
                        year ended September 30, 1989).

                  *ii   Articles of Incorporation of Mars Natural Gas Company
                        dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal
                        year ended September 30, 1984).

                 *iii   Secretary’s Certificate dated January 4, 1918
                        (Exhibit (5)iii, Form U5S for fiscal year ended
                        September 30, 1984).

                  *iv   Articles of Amendment, dated March 30, 1955 (Exhibit
                        (5)iv, Form U5S for fiscal year ended September 30,
                        1984).

                   *v   Certificate of Amendment changing name of the Mars
                        Company to Seneca Resources Corporation, January 29,
                        1976 (Exhibit (5)v, Form U5S for fiscal year ended
                        September 30, 1984).

                  *vi   Certificate of Merger and Plan of Merger of Seneca
                        Resources Corporation and Empire Exploration, Inc. dated
                        April 29, 1994 (Exhibit (5)vi, designated as Exhibit
                        EX-99-2 for EDGAR purposes, Form U5S for fiscal year
                        ended September 30, 1994).

                 *vii   Articles of Merger and Plan of Merger of HarCor Energy,
                        Inc. with and into Seneca Resources Corporation, filed
                        August 31, 1999. (Exhibit (5)vii, designated as Exhibit
                        EX-99-3 for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1999.)

                *viii   Certificate of Ownership and Merger merging HarCor Energy,
                        Inc. into Seneca Resources Corporation filed August 31,
                        1999. (Exhibit (5)viii, designated as Exhibit EX-99-4 for
                        EDGAR purposes, Form U5S for fiscal year ended September 30,
                        1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *(6)   Limited Partnership Agreement dated November 28, 1983, between
                Empire Exploration, Inc. (now Seneca Resources Corporation) as
                general partner and Herman P. Loonsk as limited partner (Exhibit
                (8), Form U5S for fiscal year ended September 30, 1984).

         *(7)   Empire 1983 Drilling Program, Limited Partnership Agreement, dated
                November 28, 1983, between Empire Exploration, Inc., (now Seneca
                Resources Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984).

         *(8)   Empire 1983 Joint Venture Agreement dated December 6, 1983 between
                Empire Exploration, Inc. (now Seneca Resources Corporation) and
                Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30, 1984).

          (9)   Highland Forest Resources, Inc. (formerly known as Highland Land
                & Minerals, Inc.)

                   *i   Certificate of Incorporation, dated August 19, 1982
                        (Exhibit (11)i, Form U5S for fiscal year ended September 30,
                        1985).

                  *ii   By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended
                        September 30, 1987).

                 *iii   Articles of Merger and Plan of Merger of Utility Constructors,
                        Inc. into Highland Land & Minerals, Inc. filed October 1,
                        1999.  (Exhibit (9)iii, designated as Exhibit EX-99-5 for
                        EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1999.)

                   iv   Articles of Amendment of the Articles of the Corporation,
                        dated June 8, 2000.  Designated as Exhibit EX-99-2 for
                        EDGAR purposes.

         (10)   Data-Track Account Services, Inc.

                   *i   Restated Articles of Incorporation, dated March 2, 1984
                        (Exhibit A-1, File No. 70-7512).

                  *ii   By-Laws (Exhibit A-2, File No. 70-7512).

         (11)   National Fuel Resources, Inc.

                   *i   Articles of Incorporation, dated January 9, 1991 (Exhibit
                        (14)i, designated as Exhibit EX-3(a) for EDGAR purposes,
                        Form U5S for fiscal year ended September 30, 1992).

                  *ii   By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b)
                        for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1992).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (12)   NFR Power, Inc.

                   *i   Certificate of Incorporation, dated December 13, 1995.
                        (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR
                        purposes, Form U5S for fiscal year ended September 30,
                        1999.)

                  *ii   By-Laws.  (Exhibit (13)ii, designated as Exhibit EX-3-2
                        for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1999.)

         (13)   Horizon Energy Development, Inc.

                   *i   Certificate of Incorporation (Exhibit (13)i, designated
                        as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                  *ii   By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b)
                        for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1995).

         (14)   Horizon Energy Holdings, Inc.

                   *i   Certificate of Incorporation dated April 1, 1998.
                        (Exhibit (14)i designated as Exhibit EX99-1 for EDGAR
                        purposes, Form U5S for fiscal year ended September 30,
                        1998).

                  *ii   By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2
                        for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1998).

         (15)   Horizon Energy Development B.V. (formerly Beheeren-
                Beleggingmaatschappij Bruwabel B.V.

                   *i   Articles of Incorporation (Exhibit (14), designated as
                        Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal
                        year ended September 30, 1996).

         (16)   Horizon Energy Development, s.r.o. (formerly Power
                International, s.r.o.)

                   *i   Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i,
                        designated as Exhibit EX-99-9 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

                  *ii   Notarial Deed, dated December 2, 1993 (Exhibit (15)ii,
                        designated as Exhibit EX-99-10 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

                 *iii   Notarial Deed, dated June 28, 1996 (Exhibit (15)iii,
                        designated as Exhibit EX-99-11 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

                  *iv   Notarial Deed, dated November 27, 1996 (Exhibit (15)iv,
                        designated as Exhibit EX-99-12 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

*  Incorporated herein by reference as indicated

EXHIBITS (Continued)

         (17)   Power Development, s.r.o.

                   *i   Founding Notarial Deed, dated May 4, 1994 (Exhibit (16)i,
                        designated as Exhibit EX-99-13 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

                  *ii   Notarial Deed, dated June 28, 1996 (Exhibit (16)ii,
                        designated as Exhibit EX-99-14 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

                 *iii   Notarial Deed, dated November 27, 1996 (Exhibit (16)iii,
                        designated as Exhibit EX-99-15 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1996).

         (18)   Teplarna Kromeriz a.s.

                   *i   Statutes, dated June 1996 (Exhibit (17), designated as
                        Exhibit EX-99-16 for EDGAR purposes, Form U5S/A for
                        fiscal year ended September 30, 1996).

         (19)   Severoceske Teplarny, a.s.

                   *i   Articles of Association, dated April 24, 1997 (Exhibit
                        (20)i, designated as Exhibit EX99-11 for EDGAR purposes,
                        Form U5S/A for fiscal year ended September 30, 1997).

         (20)   Teplarna Liberec, a.s.

                   *i   Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit EX99-12 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1997).

                  *ii   Notarial Record, dated November 11, 1994 (Exhibit (21)ii,
                        designated as Exhibit EX99-13 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1997).

                 *iii   Articles of the Association, dated June 12, 1997 (Exhibit
                        (21)iii, designated as Exhibit EX99-14 for EDGAR purposes,
                        Form U5S/A for fiscal year ended September 30, 1997).

         (21)   Zateca teplarenska, a.s.

                   *i   Foundation Charter, dated December 4, 1995 (Exhibit (23)i, designated as Exhibit EX99-17 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1997).

                  *ii   Articles of Association, dated December 4, 1995 (Exhibit
                        (23)ii, designated as Exhibit EX99-18 for EDGAR purposes,
                        Form U5S/A for fiscal year ended September 30, 1997).

                        Note:  Zatecka teplarenska, a.s. was sold by Severoceske
                               Teplarny, a.s. during the fiscal year ended September
                               30, 2000.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (22)   SCT Softmaker, s.r.o.

                   *i   Notarial Record, dated September 24, 1996 (Exhibit (24)i,
                        designated as Exhibit EX99-19 for EDGAR purposes, Form
                        U5S/A for fiscal year ended September 30, 1997).

         (23)   Teplo Branany, s.r.o.

                   *i   Partnership Agreement, dated November 18, 1997. (Exhibit
                        (28)i, designated as Exhibit 99-4 for EDGAR purposes,
                        Form U5S for fiscal year ended September 30, 1998).

         (24)   Jablonecka teplarenska a realitni, a.s.

                   *i   Articles of Association. (Exhibit (29)i, designated as
                        Exhibit EX99-5 for EDGAR purposes, Form U5S for fiscal
                        year ended September 30, 1998).

         (25)   Lounske tepelne hospodarstvi, s.r.o.

                   *i   Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999. Designated as Exhibit EX-99-6 for
                        EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1999.

         (26)     Prvni severozapadni teplarenska, a.s.

                   *i   Notarial Record, dated April 28, 1992. (Exhibit (30)i,
                        designated as Exhibit EX99-6 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1998).

                  *ii   Articles of Association, dated April 28, 1992. (Exhibit
                        (30)ii, designated as Exhibit EX99-7 for EDGAR purposes,
                        Form U5S for fiscal year ended September 30, 1998).

         (27)   ENOP, s.r.o.

                   *i   Founders Deed, dated December 19, 1995. (Exhibit (31)i,
                        designated as Exhibit EX99-8 for EDGAR purposes, Form U5S
                        for fiscal year ended September 30, 1998).

         (28)   United Energy, a.s.

                    i   Notarial Record from Prvni severozapadni teplarenska,
                        a.s., dated September 28, 1998.  Designated as
                        Exhibit EX-99-3 for EDGAR purposes

                   ii   Notarial Record from Severoceske Teplarny, a.s. dated
                        September 28, 1998.  Designated as Exhibit EX-99-4
                        for EDGAR purposes.

                  iii   Court Resolution Dated December 9, 1999.  Designated as
                        Exhibit EX-99-5 for EDGAR purposes.

                   iv   Court Resolution Dated July 17, 2000.  Designated as
                        Exhibit EX-99-6 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (29)   Upstate Energy Inc. (formerly known as Niagara Energy Trading Inc.)

                   *i   Restated Certificate of Incorporation of Niagara Energy
                        Trading Inc., dated May 19, 1998.  (Exhibit (32)i,
                        designated as Exhibit EX99-9 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1998).

                  *ii   By-Laws as amended August 24, 1999. (Exhibit (32)ii,
                        designated as Exhibit EX-99-7 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1999.)

         (30)   Roystone Gas Processing Plant Partnership

                   *i   Facility Construction, Ownership and Operating Agreement,
                        dated November 1, 1994. (Exhibit (33)i, designated as
                        Exhibit EX-99-8 for EDGAR purposes, Form U5S for fiscal
                        year ended September 30, 1999.)

                  *ii   Ratification and Joinder of Roystone Gas Processing Plant
                        Facility Construction, Ownership and Operating Agreement
                        and Related Agreements, dated September 30, 1999. (Exhibit
                        (33)ii, designated as Exhibit EX-99-9 for EDGAR purposes,
                        Form U5S for fiscal year ended September 30, 1999.)

         (31)   Niagara Independence Marketing Company

                   *i   Certificate of Incorporation dated September 17, 1997
                        (Exhibit (27)i, designated as exhibit EX99-3 for EDGAR
                        purposes, Form U5S for fiscal year ended September 30,
                        1997).

                  *ii   By-Laws amended March 11, 1998. (Exhibit (33)ii,
                        designated at Exhibit EX99-11 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1998).

                 *iii   Marketing Partnership Agreement among Coastal Gas
                        Marketing DirectLink Corp., MGS Marketing Corp., Niagara
                        Independence Marketing Company and Williams Independence
                        Marketing Company (Exhibit (27)iii, designated as Exhibit
                        EX-99-5 for EDGAR purposes, Form U5S for fiscal year ended
                        September 30, 1997).

         (32)   Seneca Independence Pipeline Company

                   *i   Certificate of Incorporation of Empire Oklahoma, Inc.
                        dated April 16, 1996  (Exhibit (28)i, designated as
                        Exhibit EX-99-6 for EDGAR purposes, Form U5S for fiscal
                        year ended September 30, 1997).

                  *ii   Certificate of Amendment of Certificate of Incorporation
                        of Empire Oklahoma, Inc. dated July 24, 1997 (Exhibit
                        (28)ii, designated as exhibit EX-99-7 for EDGAR purposes,
                        Form U5S for fiscal year ended September 30, 1997).

                 *iii   By-Laws amended September 20, 1999. (Exhibit (35)iii,
                        designated as Exhibit EX-99-10 for EDGAR purposes, Form
                        U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (33)   National Fuel Exploration Corp.

                    i   Certificate of Amalgamation and Articles of Amalgamation
                        dated June 16, 2000.  Designated as Exhibit EX-99-7 for
                        EDGAR purposes.

                   ii   By-Laws No. 1 dated April 28, 2000.  Designated as
                        Exhibit EX-99-8 for EDGAR purposes.

   C.      Indentures

           *    Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit 2(b)
                in File No. 2-51796).

           *    Third Supplemental Indenture dated as of December 1, 1982, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4(a)(4) in File No. 33-49401).

           *    Tenth Supplemental Indenture dated as of February 1, 1992, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4(a), Form 8-K dated February 14, 1992 in File No. 1-3880).

           *    Eleventh Supplemental Indenture dated as of May 1, 1992, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).

           *    Twelfth Supplemental Indenture dated as of June 1, 1992, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

           *    Thirteenth Supplemental Indenture dated as of March 1, 1993, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4(a)(14) in File No. 33-49401).

           *    Fourteenth Supplemental Indenture dated as of July 1, 1993, to
                Indenture dated as of October 15, 1974, between the Company and
                The Bank of New York (formerly Irving Trust Company) (Exhibit
                4.1, Form 10-K for fiscal year ended September 30, 1993 in
                File No. 1-3880).

           *    Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit
                4.1, Form 10-K for fiscal year ended September 30, 1996 in File
                No. 1-3880).

           *    Indenture dated as of October 1, 1999 between the Company and the
                Bank of New York (Exhibit 4.1, Form 10-K for the fiscal year ended
                September 30, 1999 in File No. 1-3880).

           *    Officers Certificate Establishing Medium-Term Notes dated
                October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

           *    Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA (Exhibit
                10.2, Form 10-Q for the quarterly period ended March 31, 1999 in
                File No. 1-3880).

   D.      Tax Allocation Agreement pursuant to Rule 45(c).  Designated as
           Exhibit EX-99-9 for EDGAR purposes.

   E.    *(1)   Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit
                E(1), designated as Exhibit EX-99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

         *(2)   National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b). (Exhibit E(2), designated as Exhibit EX99-15 for
                EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

          (3)   Independence Pipeline Company Unaudited Financial Statements for
                the quarter and year-to-date period ended December 31, 1999 and the quarter and year-to-date period ended September 30, 2000 filed pursuant to Rule 16. These documents are subject to a request for confidential treatment under Rule 104(b) of the Public
                Utility Holding Company Act of 1935.

   F.      Schedules of Supporting Items of this Report - None.

   G.      Financial Data Schedules.  (Designated as Exhibit EX-27 for EDGAR purposes.)

   H.    *(1)   Organization chart showing relationship to Teplarna Kromeriz, a.s., a foreign utility company  (Exhibit H(1), designated as Exhibit
                EX99-16 for EDGAR purposes, Form U5S for fiscal year ended
                September 30, 1998).

          (2)   Organization chart showing relationship to United Energy, a.s., a foreign utility company, formed from the merger of Severoceske teplarny, a.s. and Prvni severozapadni teplarenska, a.s. during fiscal 2000.  Designated as Exhibit EX-99-10 for EDGAR purposes.

         *(3)   Organization chart showing relationship to NFR Power, Inc., an exempt wholesale generator. (Exhibit H(4), designated as Exhibit
                EX99-13 for EDGAR purposes, Form U5S for fiscal year ended
                September 30, 1999.)

   I.     (1)   SCT Audited Financial Statements for the Calendar Year Ended
                December 31, 1999.  Designated as Exhibit EX-99-11 for EDGAR
                purposes.

          (2)   TL Audited Financial Statements for the Calendar Year Ended
                December 31, 1999. Designated as Exhibit EX-99-12 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

   EXHIBITS (Concluded)

          (3)   PSZT Audited Financial Statements for the Calendar Year Ended
                December 31, 1999.  Designated as Exhibit EX-99-13 for EDGAR purposes.

          (4)   Kromeriz Audited Financial Statements for the Calendar Year Ended
                December 31, 1999.  Designated as Exhibit EX-99-14 for EDGAR purposes.

          (5)   Horizon Power, Inc. Audited Financial Statements for the Fiscal
                Year Ended September 30, 2000.  Designated as Exhibit EX-99-15
                for EDGAR purposes.

*  Incorporated herein by reference as indicated.

S I G N A T U R E

     The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

NATIONAL FUEL GAS COMPANY By: /s/Joseph P. Pawlowski Joseph P. Pawlowski, Treasurer and Principal Accounting Officer

Date: January 24, 2002

EXHIBIT INDEX

EX-99-15 Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2000